Exhibit 10.27

July 7, 2004

Mr. James McMillan
120 Kerryhill Crescent,
RR 1, Dunrobin, Ontario,
Canada K0A 1T0

Dear James:

Re: Offer of Employment

The following are the terms and conditions upon which Bulldog Technologies Inc. (“Bulldog”) is prepared to employ you.

1.         Work Duties

1.01	You will be based at Bulldog’s principal offices in the City of Richmond, British Columbia and maintain a home office in your residence in Dunrobin, Ontario. Bulldog and you will evaluate the possibility of a relocation to lower mainland area of British Columbia at later date. You will carry out the duties and responsibilities of the position of Senior Vice President, Sales and Business Development as set out in the job description attached as Schedule “A”.

2.         Commencement Date of Employment

2.01	Your employment will commence August 2, 2004. Bulldog will employ you for a three (3) year period commencing on August 2, 2004 and ending on August 1, 2007 (the “Initial Term”). The employment period is subject to the termination provisions in Section 11 of this Agreement.

2.02	Upon expiry of the Initial Term and provided that you are not then in default under this Agreement, Bulldog may offer you a one-year renewal of this Agreement, based on the terms and conditions applicable as of the final day of the Initial Term or on such other terms and conditions as may be offered by Bulldog at such time. If you accept such renewal, then the Agreement will continue during the renewal term. Upon expiry of the first renewal term and any subsequent renewals of this Agreement, Bulldog may again offer a one-year renewal term on terms and conditions applicable as of the final day of the previous renewal term or on such other terms and conditions as may be offered by Bulldog at such time. Prior to the commencement of any renewal term, the parties may mutually agree on any amendments to the terms of this Agreement.

3.         Salary and Benefits

3.01	Subject to the other terms and conditions of this Agreement, Bulldog agrees to pay to you a base salary of $110,000.00 US Dollars per annum.

3.02	In addition to your base salary, Bulldog will pay to you by way of a guaranteed minimum bonus, and/or commission, the sum of $34,000.00 US Dollars per annum, payable $2,833.00 US Dollars per month, the first payment payable one month after the commencement date of your employment.

4.         Vacation

4.01	You will be entitled to paid vacation accruing at a rate of 2.5 days per month. Actual vacation time off will be agreed upon between you and the Chief Executive Officer of Bulldog. Any unused vacation will be converted to base salary and paid to you, at your sole discretion, annually, at the completion of the company’s fiscal year. In the event that you elect to carry forward unused vacation time, you may do so to a maximum of one year’s unused vacation.

5.         Health and Welfare Benefits

5.01	Bulldog will pay the premiums for existing dental, medical and other benefit plans as altered, amended, introduced or discontinued from time to time by Bulldog or its carriers. Policy documents govern benefit entitlement.

6.         Expenses

6.01	In accordance with policies formulated by Bulldog from time to time, you will be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses, you will be required to keep proper accounts and to furnish statements and vouchers to Bulldog within 30 days after the expenses are incurred. Such expenses will include:

(a)	home office telephone equipment and service;

(b)	cell phone;

(c)	RIM pager and e-mail system;

(d)	notebook computer;

(e)	internet service; and

(f)	normal and standard travel expenses.

7.         Stock Options

7.01	Pursuant to the terms of a separate stock option agreement to be executed and delivered by you and Bulldog as soon as practicable following your acceptance of this Employment Agreement, Bulldog shall grant to you stock options to acquire 600,000 shares of Bulldog, at the exercise price per share which is equal to the closing bid price of the common stock on the date of the Employment Agreement, vesting as to 50,000 immediately with the remaining 550,000 vesting at the rate of 15,278 shares per month, until all shares are vested. In addition, upon the announcement of a takeover bid for all of the outstanding shares of common stock of Bulldog, all stock options will vest immediately. You agree and acknowledge that the stock options will be issued under Bulldog’s 2004 Stock Option Plan.

7.02	You agree and acknowledge that none of the stock options or the shares acquired on exercise of the options will be registered under the Securities Act of 1933 or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and provincial securities laws.

8.         Service to Bulldog Technologies Inc.

8.01	During the term of your employment by Bulldog you will well and faithfully serve Bulldog and promote its interests and devote the whole of your working time, attention and energy to the business and affairs of Bulldog.

8.02	During the term of your employment by Bulldog you will not carry on or engage in any other business or occupation or become a director, officer, employee, consultant or agent or hold any position or office with any other corporation, firm or person other than with Bulldog, unless otherwise agreed to in advance in writing by Bulldog.

9.         Confidentiality

9.01	All business and trade secrets and confidential information and knowledge which you may acquire during the continuance of your employment with Bulldog related to the business and affairs of Bulldog or to its systems, programs, ideas, marketing and promotional plans, sales forecasts, financial information, products or services (collectively the “Confidential Information”), will for all purposes and at all times, both during the continuance of your employment and at all times thereafter, be held by you in trust for the exclusive benefit of Bulldog. Neither during the term of your employment nor at any time thereafter shall you disclose to any corporation, firm or person other than Bulldog, any of the Confidential Information, nor will you use for any purposes other than those expressly authorized by Bulldog, the Confidential Information. This paragraph does not apply to any information which would be found in the public domain.

10.       Non-Solicitation of Company Clients

10.01	While you are employed by Bulldog and for a period of twelve months immediately following the termination of your employment with Bulldog, you covenant and agree that you will not, directly or indirectly, contact or solicit any clients of Bulldog for the purpose of selling or supplying to such clients, any products or services which are competitive with the products or services developed, marketed, sold or licensed by Bulldog.

11.       Termination

11.01	In the event of cause, Bulldog may terminate your employment at any time before the end of the Initial Term or any renewal term of this Agreement without notice. For the purposes of this Agreement, cause includes but is not limited to, your death or serious incapacity, or any reason deemed just cause pursuant to the common law of the province of British Columbia.

11.02	In the absence of just cause, and in the event of termination on or before August 1, 2007 or during any renewal term, the following termination and resignation provisions apply to your agreement with Bulldog.

11.02.1	You may resign on giving to Bulldog three months’ prior written notice of the effective date of your resignation.

11.02.2	On receipt of your three months’ notice of resignation, Bulldog may elect to pay you three months’ base salary in lieu of notice, in which case your employment will terminate immediately upon receipt of such payment.

11.02.3	In the event that your employment is terminated by Bulldog other than for cause, as defined in paragraph 11.01 of this Agreement, your employment may be terminated either upon written notice as hereinafter provided or by a payment in lieu of written notice.

11.02.4	In the event that your employment is terminated other than for cause, you shall be entitled to three months’ notice of termination or at the option of Bulldog the payment of three months’ base salary in lieu of notice.

11.02.5	Bulldog may provide three months’ actual notice of termination, three months’base salary, or any combination of actual notice and base salary totalling the amount of notice or payment in lieu of notice to which you are entitled under this Agreement. In the event that Bulldog elects to pay base salary, either in lieu of or in addition to actual notice, it may make such payment in equal monthly amounts over such notice period.

11.02.6	The notice and severance benefits set out above are inclusive of and are not in addition to any notice or payment in lieu of notice to which you may be entitled by employment standards legislation. In no case shall you receive less notice or payment in lieu of notice than that to which you are entitled by such legislation.

11.02.7	It is agreed that in the event of the termination of your employment that neither you nor Bulldog shall be entitled to any notice or payment in excess of that specified above.

11.03	In the absence of termination under the terms of Sections 11.01 and 11.02 of this Agreement, your employment with Bulldog will terminate on August 1, 2007, subject to the renewal provisions contained in Section 2.02 of this Agreement.

12.       Law of the Contract

12.01	Any dispute relating to the terms of this Employment Agreement will be resolved pursuant to the laws of the province of British Columbia.

13.       Other Representations

13.01	You acknowledge that in accepting employment with Bulldog, you have relied solely upon the terms and conditions set out in this Agreement, and not upon any other representations which may have been made during the hiring process.

14.       Modification

14.01	No modification or amendment of this Agreement shall be binding on you or Bulldog unless witnessed in writing and duly executed by you and Bulldog.

If you are prepared to accept employment with Bulldog on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated and return one copy to us.

We ask you to fully consider all of the above terms and to obtain any advice you feel is necessary, including legal advice, before you execute this Agreement. We will not accept delivery of this Agreement from you today to ensure that you have the opportunity to consider these terms and seek advice. If you are not agreeable to the terms as set out herein, kindly advise us within one week.

Yours truly,

Bulldog Technologies Inc.

/s/ John Cockburn
John Cockburn,
President and CEO

ACCEPTED AND AGREED TO THIS 22 DAY OF JULY, 2004, I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF EMPLOYMENT SET OUT IN THIS LETTER AGREEMENT. I HAVE BEEN GIVEN FULL OPPORTUNITY TO CONSULT LEGAL ADVISORS OF MY CHOOSING.

/s/ James McMillan
JAMES McMILLAN

SCHEDULE “A”

Job Description